WORLD MONITOR TRUST III SERIES J CLASS 1

Unaudited Account Statement

For the Month Ending January 31, 2009

Dear Interest Holder:

Enclosed is the report for the period of January 31, 2009 for World Monitor Trust III Series J Class 1. The net asset value of an interest as of January 31, 2009 was $118.79, a decrease of -1.48% from the December 31, 2008 value of $120.57. The calendar year-to-date return for World Monitor Trust III Series J Class 1 was a decrease of -1.48% as of January 31, 2009.

STATEMENT OF INCOME(LOSS)

Trading Income (Loss)
Realized Trading Gain/(Loss)	($1,885,211.28)
Change in Unrealized Gain/(Loss)	$955,376.71
Gain/(Loss) on Other Investments	$0.00
Brokerage Commission	($23,465.09)

Total Trading Income	($953,299.66)

Expenses
Audit Fees	$0.00
Administrative and Legal Fees	$6,516.61
Management Fees	$45,498.18
Advisory Fees	$195,982.41
Offering Fees	$0.00
Incentive Fees	$11,526.98
Other Expenses	$413,276.43

Total Expenses	$672,800.61

Interest Income	$15,148.13

Net Income(Loss) from the Period	($1,610,952.14)

STATEMENT OF CHANGES IN NET ASSET VALUE (NAV)

	Total	NAV Per Unit
Beginning of Month	$109,195,635.08	$120.57
Addition	$2,983,000.00
Withdrawal	($1,380,458.83)
Net Income/(Loss)	($1,610,952.14)

Month End	$109,187,224.12	$118.79

Monthly Rate of Return	-1.48%
Year to Date Rate of Return	-1.48%

Should you have any questions, please contact your Financial Advisor. For account status inquiries, contact Preferred Investment Solutions Corp. Client Services at (914)307-4000.

To the best of our knowledge and belief, the information above is accurate and complete:

David K. Spohr, Senior Vice President

Preferred Investment Solutions Corp., Managing Owner of World Monitor Trust III Series J Class 1

WORLD MONITOR TRUST III SERIES J CLASS 2

Unaudited Account Statement

For the Month Ending January 31, 2009

Dear Interest Holder:

Enclosed is the report for the period of January 31, 2009 for World Monitor Trust III Series J Class 2. The net asset value of an interest as of January 31, 2009 was $121.78, a decrease of -1.31% from the December 31, 2008 value of $123.39. The calendar year-to-date return for World Monitor Trust III Series J Class 2 was a decrease of -1.31% as of January 31, 2009.

STATEMENT OF INCOME(LOSS)

Trading Income (Loss)
Realized Trading Gain/(Loss)	($270,022.82)
Change in Unrealized Gain/(Loss)	$136,840.64
Gain/(Loss) on Other Investments	$0.00
Brokerage Commission	($3,360.96)

Total Trading Income	($136,543.14)

Expenses
Audit Fees	$0.00
Administrative and Legal Fees	$933.39
Management Fees	$6,516.80
Advisory Fees	$28,070.98
Offering Fees	$0.00
Incentive Fees	$1,651.03
Other Expenses	$33,127.26

Total Expenses	$70,299.46

Interest Income	$2,169.70

Net Income(Loss) from the Period	($204,672.90)

STATEMENT OF CHANGES IN NET ASSET VALUE (NAV)

	Total	NAV Per Unit
Beginning of Month	$15,640,323.18	$123.39
Addition	$105,000.00
Withdrawal	($97,739.68)
Net Income/(Loss)	($204,672.90)

Month End	$15,442,910.60	$121.78

Monthly Rate of Return	-1.31%
Year to Date Rate of Return	-1.31%

Should you have any questions, please contact your Financial Advisor. For account status inquiries, contact Preferred Investment Solutions Corp. Client Services at (914)307-4000.

To the best of our knowledge and belief, the information above is accurate and complete:

David K. Spohr, Senior Vice President

Preferred Investment Solutions Corp., Managing Owner of World Monitor Trust III Series J Class 2